Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Empire State Realty Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	11,000,000	$9.34	$102,685,000	$147.60 per $1,000,000	$15,156.31
Total Offering Amounts					$102,685,000		$15,156.31
Total Fee Offsets							$0.00
Net Fee Due							$15,156.31

(1)	Represents the maximum number of shares of Class A common stock, $0.01 par value per share (“Class A Common Stock”), issuable under the Empire State Realty Trust, Inc. Empire State Realty OP, L.P. 2024 Equity Incentive Plan (the “2024 Equity Incentive Plan”). The 2024 Equity Incentive Plan was approved by the stockholders of the registrant on May 9, 2024. Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”), this registration statement also covers any additional shares of Class A Common Stock that may become issuable under the 2024 Equity Incentive Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration, which would increase the number of the registrant’s outstanding shares of Class A Common Stock.

(2)	Estimated solely for purposes of determining the registration fee pursuant to the provisions of Rule 457(c) and Rule 457(h) under the Securities Act by averaging the high and low sales prices of the registrant’s Class A Common Stock as reported by the New York Stock Exchange on May 2, 2024.